Exhibit 99.2

LSB Industries, Inc.

Offer to Exchange up to $425,000,000 Principal Amount of 7.75% Senior Secured Notes due 2019 for a Like Principal Amount of 7.75% Senior Secured Notes due 2019 which have been registered under the Securities Act of 1933 (the “Exchange Offer”).

Pursuant to the Prospectus, dated                     , 2014

To Our Clients:

Enclosed for your consideration is a prospectus, dated             , 2014 (the “Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”), relating to the offer of LSB Industries, Inc., a Delaware corporation (the “Issuer”), to exchange up to $425,000,000 principal amount of their outstanding, unregistered 7.75% Senior Secured Notes due 2019 (the “old notes”) for a like principal amount of registered 7.75% Senior Secured Notes due 2019 (the “New Notes”), upon the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal. The old notes and the New Notes are sometimes referred to in this letter together as the “Notes” and all references to the Notes include references to the related guarantees. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

The Exchange Offer is intended to satisfy certain obligations of the Issuer contained in the Registration Rights Agreement, dated as of August 7, 2013, relating to the old notes, by and among the Issuer, the guarantors party thereto, and Wells Fargo Securities, LLC, as representative of the initial purchasers of the old notes. As set forth in the Prospectus, the terms of the New Notes are identical to the terms of the old notes, except that the New Notes are registered under the Securities Act and the transfer restrictions and registration rights and related additional interest provisions applicable to the old notes do not apply to the New Notes.

This material is being forwarded to you as the beneficial owner of the old notes carried by us for your account but not registered in your name. A tender of such old notes may only be made by us as the holder of record and pursuant to your instructions, unless you obtain a properly completed bond power from us or arrange to have the old notes registered in your name.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the old notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Please forward your instructions to us as promptly as possible in order to permit us to tender the old notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2014, unless extended (such date and time, as it may be extended, the “Expiration Date”). Tenders may be withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date.

Your attention is directed to the following:

1.	The Exchange Offer is for any and all old notes.

2.	The Exchange Offer is subject to certain terms and conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Conditions to the Exchange Offer.”

3.	The Exchange Offer expires at 5:00 p.m., New York City time, on the Expiration Date, unless extended.

If you wish to have us tender your old notes, please instruct us to do so by completing, executing, and returning to us the instruction form on the back of this letter.

The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender old notes, unless you obtain a properly completed bond power from us or arrange to have the old notes registered in your name.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of this letter and the enclosed materials referred to herein relating to the Exchange Offer made by the Issuer with respect to the old notes.

This will instruct you to tender the old notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

Please tender the old notes held by you for the account of the undersigned as indicated below:

☐ Please tender the old notes held by you for the account of the undersigned as indicated below:

Aggregate Principal Amount of old notes

7.75% Senior Secured Notes due 2019 $
(must be in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess thereof)

☐ Please do not tender any old notes held by you for the account of the undersigned.

Signature(s)

Please print name(s) here

Dated:

Address(es)

Area Code(s) and Telephone Number(s)

Tax Identification or Social Security No(s).

None of the old notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the old notes held by us for your account.

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